Exhibit 4.42

This Second Supplemental Assignment Agreement is made on October 11, 2004 between:

(1)	ChipMOS TECHNOLOGIES INC., a company incorporated under the laws of the Republic of China (the “Assignor”); and

(2)	ChipMOS TECHNOLOGIES (Bermuda) LTD., a company organized under the laws of Bermuda (the “Assignee”).

Whereas

(A)	The Assignor and the Assignee have entered into the Assignment Agreement dated as of April 17, 2004 (the “Assignment Agreement”), pursuant to which the Assignor transferred the Technologies it owned to the Assignee.

(B)	The Assignor and the Assignee have entered into the Supplemental Assignment Agreement dated as of May 14, 2004 (the “First Supplemental Assignment Agreement”).

(C)	This Second Supplemental Assignment Agreement is supplemental to the Assignment Agreement and the First Supplemental Assignment Agreement.

NOW, THEREFORE, it is agreed by the parties hereto as follows:

1	Definitions

Capitalised terms used in this Second Supplemental Assignment Agreement but not defined herein shall have the meanings given to them in the Assignment Agreement.

2	Incorporation by Reference

Except as otherwise provided herein, the terms of the Assignment Agreement shall apply to this Second Supplemental Assignment Agreement as if they were set out herein and the Assignment Agreement shall be read and construed as one document with this Second Supplemental Assignment Agreement.

3	Amendment to Assignment Agreement

Article 3 of the Assignment Agreement shall be deleted and replaced with the following:

“The Assignee hereby agrees and covenants to pay to the Assignor on December 30, 2004 the aggregate purchase price of the Technologies of US$19.7 million in immediately available funds by wire transfer to a bank account or accounts designated by the Assignor.”

IN WITNESS WHEREOF, this Second Supplemental Assignment Agreement has been executed as of the day and year first above set forth.

ChipMOS TECHNOLOGIES INC.

By:	/s/ Shih-Jye Cheng

Name:	Shih-Jye Cheng
Title:	Chairman

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:	/s/ Shih-Jye Cheng

Name:	Shih-Jye Cheng
Title:	Chairman & CEO